EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-114035, 333-119492 and 333-123017) and the Registration Statements on Form S-8 (Nos. 33-75390, 33-87420, 333-44097, 333-92425, 333-52370, 333-75410, 33-75392, 333-18519, 333-119486 and 333-132022) and the Registration Statement on Form SB-2 (No. 333-38668) of Neurobiological Technologies, Inc. of our reports dated September 12, 2007, with respect to the consolidated financial statements of Neurobiological Technologies, Inc. (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern), Neurobiological Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal controls over financial reporting because of a material weakness) of Neurobiological Technologies, Inc., included in this Annual Report on Form 10-K for the year ended June 30, 2007.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

September 12, 2007